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                                   EXHIBIT 5.1


                       [LETTERHEAD OF COOLEY GODWARD LLP]



May 31, 2001



eBay Inc.
2145 Hamilton Avenue
San Jose, California 95125

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by eBay Inc. (the "Company") of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") covering the sale by certain selling stockholders of 2,045,054 shares of the Company's common stock (the "Selling Stockholder Shares").

In connection with this opinion, we have examined the Registration Statement, the Company's Certificate of Incorporation and Bylaws, each as amended and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that when issued in exchange for shares of eBay Belgium Holdings S.A., a societe anonyme en cours de formation, pursuant to the terms of the Put Option Agreement and Call Option Agreement and paid for by surrender of shares of eBay Belgium Holdings S.A. pursuant to the terms of the Put Option Agreement and Call Option Agreement, the Selling Stockholder Shares will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption "Legal Matters" in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY GODWARD LLP



By: /s/ Michael J. Sullivan
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        Michael J. Sullivan